UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2008 (October 21, 2008)

THE NASDAQ OMX GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 21, 2008, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) completed its previously announced acquisition of Nord Pool ASA’s (“Nord Pool”) clearing, international derivatives and consulting subsidiaries. The aggregate purchase price of NOK 2,182 million (approximately $325 million) consisted of NOK 1,725 million (approximately $257 million) in cash and NOK 457 million (approximately $68 million) in the form of a vendor note due to the current owners of Nord Pool within 18 months of closing. NASDAQ OMX may also be obligated to pay further earn-out payments of up to NOK 800 million (approximately $119 million), based on certain volume measurements over a five-year period.

To finance the acquisition, NASDAQ OMX borrowed $300 million from a delayed draw term loan facility under its existing Credit Agreement, dated as of February 27, 2008, among NASDAQ OMX, as borrower, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A., as syndication agent, and others. The terms and conditions of the Credit Agreement are set forth in NASDAQ OMX’s Current Report on Form 8-K dated March 3, 2008.

The foregoing disclosure assumes an exchange rate of NOK 6.7131 to USD 1.00, which was the rate on October 21, 2008.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 2.01, which is incorporated by reference.

Item 8.01.	Other Information.

On October 22, 2008, NASDAQ OMX issued a press release regarding the closing of the acquisition. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release dated October 22, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	Executive Vice President and General Counsel

Dated: October 23, 2008